Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investors/Media:	Media:
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors:
Jonathan Neely
(610) 459-6645

ENDO PHARMACEUTICALS SUCESSFULLY COMPLETES

ACQUISITION OF AMERICAN MEDICAL SYSTEMS FOR $2.9 BILLION

CHADDS FORD, Pa., June 20, 2011 – Endo Pharmaceuticals (Nasdaq: ENDP) announced today the completion of its acquisition of American Medical Systems, Inc. (AMS). Endo announced on April 11, 2011, that it entered into a definitive agreement to acquire AMS, a leading provider of world-class devices and therapies for male and female pelvic health, for approximately $2.9 billion in cash.

“Closing on this acquisition marks another milestone in the transformation of Endo and accelerates our strategy of building a diversified healthcare company, better able to respond to the changing economics that drive the U.S. healthcare environment,” said Dave Holveck, president and CEO of Endo. “AMS accelerates our overall growth, and we are very excited about the potential of its current commercial portfolio, as well as potential new product introductions.”

AMS brings Endo scale in its devices and services business segment, and the combination of AMS with Endo’s existing platform will provide additional cost-effective solutions across the entire urology spectrum. It is expected that the combined company will deliver more comprehensive healthcare solutions across its diversified businesses in branded pharmaceuticals, generics, devices and services in key therapeutic areas, including pain and urology.

Endo Pharmaceuticals expects to announce second quarter 2011 earnings in early August and will update full year 2011 financial guidance at that time.

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiaries American Medical Systems, HealthTronics, Inc. and Qualitest Pharmaceuticals, please visit http://www.endo.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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